Exhibit 2.1

EXECUTION COPY

SEPARATION AGREEMENT

by and between

IAC/INTERACTIVECORP

and

EXPEDIA, INC.

Dated as of August 9, 2005

TABLE OF CONTENTS

ARTICLE I	INTERPRETATION	S-2
1.01.	Definitions	S-2
1.02.	Schedules	S-14
1.03.	Exhibits	S-14

ARTICLE II	THE SEPARATION	S-14
2.01.	Separation	S-14
2.02.	Transfer of Separated Assets; Assumption of Assumed Liabilities	S-14
2.03.	Separated Assets	S-14
2.04.	Deferred Separated Assets	S-15
2.05.	Excluded Assets	S-15
2.06.	Liabilities	S-16
2.07.	Third Party Consents and Government Approvals	S-17
2.08.	Preservation of Agreements	S-17
2.09.	Ancillary Agreements	S-17
2.10.	Resignations	S-18
2.11.	Cooperation	S-18
2.12.	Intercompany Accounts Between IAC Group and Expedia Group	S-18
2.13.	Disclaimer of Representations and Warranties	S-18

ARTICLE III	DEFERRED SEPARATION TRANSACTIONS	S-19
3.01.	Deferred Transfer Assets	S-19
3.02.	Unreleased Liabilities	S-20
3.03.	No Additional Consideration	S-21

ARTICLE IV	TREATMENT OF OLD IAC SERIES A PREFERRED STOCK AND OLD IAC WARRANTS IN THE SEPARATION	S-21
4.01.	Old IAC Series A Preferred Stock	S-21
4.02.	Old IAC Severable Warrants	S-21
4.03.	Old IAC Integrated Warrants	S-22
4.04.	Stock Certificates and Related Matters	S-22

ARTICLE V	COVENANTS	S-23
5.01.	General Covenants	S-23
5.02.	Covenants of Expedia	S-23
5.03.	Certain Corporate Contracts	S-24
5.04.	Expedia Common Stock Escrow Account	S-24
5.05.	Cash Balance True Up	S-27

ARTICLE VI	CONDITIONS	S-27
6.01.	Actions Prior to the Completion of the Separation	S-27

ARTICLE VII	MUTUAL RELEASES; INDEMNIFICATION	S-28
7.01.	Release of Pre-Separation Claims	S-28
7.02.	Indemnification by Expedia	S-31

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7.03.	Indemnification by IAC	S-31
7.04.	Procedures for Indemnification of Third Party Claims	S-31
7.05.	Procedures for Indemnification of Direct Claims	S-33
7.06.	Adjustments to Liabilities	S-33
7.07.	Payments	S-34
7.08.	Contribution	S-34
7.09.	Remedies Cumulative	S-34
7.10.	Survival of Indemnities	S-34
7.11.	Shared Litigation Liabilities	S-34

ARTICLE VIII	INSURANCE	S-35
8.01.	Insurance Matters	S-35

ARTICLE IX	EXCHANGE OF INFORMATION; CONFIDENTIALITY	S-36
9.01.	Agreement for Exchange of Information; Archives	S-36
9.02.	Ownership of Information	S-37
9.03.	Compensation for Providing Information	S-37
9.04.	Record Retention	S-38
9.05.	Other Agreements Providing for Exchange of Information	S-38
9.06.	Production of Witnesses; Records; Cooperation	S-38
9.07.	Confidentiality	S-39
9.08.	Protective Arrangements	S-40
9.09.	Disclosure of Third Party Information	S-40

ARTICLE X	DISPUTE RESOLUTION	S-40
10.01.	Agreement to Resolve Disputes	S-40
10.02.	Dispute Resolution; Mediation	S-41
10.03.	Arbitration	S-42
10.04.	Costs	S-42
10.05.	Continuity of Service and Performance	S-42

ARTICLE XI	FURTHER ASSURANCES	S-42
11.01.	Further Assurances	S-42

ARTICLE XII	CERTAIN OTHER MATTERS	S-43
12.01.	Auditors and Audits; Annual and Quarterly Financial Statements and Accounting	S-43

ARTICLE XIII	SOLE DISCRETION OF IAC; TERMINATION	S-45
13.01.	Sole Discretion of IAC	S-45
13.02.	Termination	S-45

ARTICLE XIV	MISCELLANEOUS	S-46
14.01.	Limitation of Liability	S-46
14.02.	Counterparts	S-46
14.03.	Entire Agreement	S-46
14.04.	Construction	S-46

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14.05.	Signatures	S-47
14.06.	Assignability	S-47
14.07.	Third Party Beneficiaries	S-47
14.08.	Payment Terms	S-48
14.09.	Governing Law	S-48
14.10.	Notices	S-48
14.11.	Severability	S-49
14.12.	Publicity	S-49
14.13.	Survival of Covenants	S-49
14.14.	Waivers of Default; Conflicts	S-49
14.15.	Amendments	S-49
14.16.	Controlling Documents	S-50

Exhibit A	Employee Matters Agreement

Exhibit B	Tax Sharing Agreement

Exhibit C	Transition Services Agreement

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SEPARATION AGREEMENT

This SEPARATION AGREEMENT, dated as of August 9, 2005, is entered into by and between IAC/InterActiveCorp, a Delaware corporation (“IAC”), and Expedia, Inc., a Delaware corporation and wholly owned Subsidiary of IAC (“Expedia”).

RECITALS:

WHEREAS, the Board of Directors of IAC (“IAC Board”) has determined it is appropriate and desirable to separate IAC and Expedia into two publicly-traded companies by separating IAC’s principal travel and travel-related businesses, and related assets and liabilities, and contributing them to Expedia and effecting a reclassification of the capital stock of IAC pursuant to the Charter Amendments (as defined below);

WHEREAS, the IAC Board has adopted a resolution approving an amendment to IAC’s restated certificate of incorporation (the “Reverse Stock Split Charter Amendment”) and recommended that the holders of common stock, par value $0.01 per share, of IAC (“Old IAC Common Stock”), holders of Class B common stock, par value $0.01 per share, of IAC (“Old IAC Class B Common Stock”), and holders of Series A Cumulative Convertible preferred stock, par value $0.01 per share, of IAC (“Old IAC Series A Preferred Stock,” and together with Old IAC Common Stock and Old IAC Class B Common Stock, the “Old IAC Capital Stock”) approve and adopt the Reverse Stock Split Charter Amendment in conformity with Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which IAC will effectuate a one-for-two reverse stock split with respect to Old IAC Common Stock and Old IAC Class B Common Stock (the “Reverse Stock Split”);

WHEREAS, the IAC Board has adopted a resolution approving amendments to IAC’s restated certificate of incorporation (the “Spin-Off Charter Amendments,” and together with the Reverse Stock Split Charter Amendment, the “Charter Amendments”) and recommended that the holders of Old IAC Capital Stock approve and adopt the Spin-Off Charter Amendments in conformity with Section 242 of the DGCL, whereby, among other matters, the Old IAC Common Stock and the Old IAC Class B Common Stock will be reclassified (the “Reclassification”) as follows:

Each then issued and outstanding share of Old IAC Common Stock will be reclassified into (a) one share of common stock, par value $0.001 per share, of IAC (“New IAC Common Stock”) and (b) 1/100th of a share of Series 1 Mandatory Exchangeable preferred stock, par value $0.01 per share, of IAC (the “New IAC Series 1 Preferred Stock”), which 1/100th of a share of New IAC Series 1 Preferred Stock shall, pursuant to its terms, automatically and immediately exchange into one share of common stock, par value $0.001 per share, of Expedia (“Expedia Common Stock”);

Each then issued and outstanding share of Old IAC Class B Common Stock will be reclassified into (a) one share of Class B common stock, par value $0.001 per share, of IAC and (b) 1/100th of a share of Series 2 Mandatory Exchangeable preferred stock, par value $0.01 per share, of IAC (the “New IAC Series 2 Preferred Stock”), which 1/100th of a share of New IAC Series 2 Preferred Stock shall, pursuant to its terms, automatically and immediately exchange into one share of Class B common stock, par value $0.001 per share, of Expedia (“Expedia Class B Common Stock”);

WHEREAS, at IAC’s Annual Meeting of Stockholders held on July 19, 2005, the holders of Old IAC Capital Stock approved the Charter Amendments by the requisite votes required under the DGCL (and otherwise);

WHEREAS, in connection with the Reclassification, holders of Old IAC Series A Preferred Stock will receive one of the following, at the holder’s option, in respect of each share of Old IAC Series A Preferred Stock: (a) $50.00 in cash plus accrued and unpaid dividends, (b) the securities that the holder would have received had the share of Old IAC Series A Preferred Stock been converted based upon the applicable conversion ratio into shares of Old IAC Common Stock immediately prior to the Reverse Stock Split and the Reclassification or (c) one share of Series A Convertible preferred stock, par value $0.001 per share, of Expedia (“Expedia Series A Preferred Stock”) and one share of Series B Convertible preferred stock, par value $0.01 per share, of IAC (“New IAC Series B Preferred Stock”);

WHEREAS, pursuant to their terms, the warrants to purchase shares of Old IAC Common Stock set forth on Schedule 1.01(a) (the “Old IAC Severable Warrants”) will be converted into (a) warrants to purchase shares of New IAC Common Stock (“New IAC Unitary Warrants”) and (b) warrants to purchase shares of Expedia Common Stock (“Expedia Warrants”);

WHEREAS, pursuant to their terms, the warrants to purchase shares of Old IAC Common Stock set forth on Schedule 1.01(b) (the “Old IAC Integrated Warrants,” and together with the Old IAC Severable Warrants, the “Old IAC Warrants”) will be converted into warrants to purchase shares of New IAC Common Stock and shares of Expedia Common Stock (“New IAC Integrated Warrants”);

WHEREAS, the Parties wish to set forth in this Agreement the terms on which, and the conditions subject to which, they intend to implement the measures described above; and

WHEREAS, IAC and Expedia intend that the Separation (as defined below) and the Reclassification will qualify for United States federal income tax purposes as transactions that are generally tax free under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”) and hereby adopt the Agreement as a “plan of reorganization.”

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

INTERPRETATION

1.01. Definitions. The capitalized words and expressions and variations thereof used in this Agreement or in its schedules, unless a clearly inconsistent meaning is required under the context, shall have the meanings set forth below:

“2005 Internal Control Audit and Management Assessments” has the meaning set forth in Section 12.01(b).

“AAA” has the meaning set forth in Section 10.03.

“Accounts Receivable” means in respect of any Person, (a) all trade accounts and notes receivable and other rights to payment from customers and all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or otherwise disposed of or services rendered to customers, (b) all other accounts and notes receivable and all security for such accounts or notes, and (c) any claim, remedy or other right relating to any of the foregoing.

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by any Person or any Governmental Authority or before any Governmental Authority or any arbitration or mediation tribunal.

“Adjusted Exercise Price” has the meaning set forth in Section 4.03(a)(ii).

“Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person as of the date on which or at any time during the period for when such determination is being made. For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Agent” has the meaning set forth in Section 4.04.

“Agreement” means this Separation Agreement, including all of the Schedules and Exhibits hereto.

“Ancillary Agreements” has the meaning set forth in Section 2.09.

“Applicable Law” means any applicable law, statute, rule or regulation of any Governmental Authority or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.

“Appurtenances” means, in respect of any Land, all privileges, rights, easements, servitudes, hereditaments and appurtenances and similar interests belonging to or for the benefit of such Land, including all easements and servitudes appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of, access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto.

“Asset-Related Claims” means, in respect of any Asset, all claims of the owner against Third Parties relating to such Asset, whether choate or inchoate, known or unknown, absolute or contingent, disclosed or non-disclosed.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of owners or Third Parties or elsewhere), whether real, personal or mixed, tangible or intangible, movable or immovable, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of a Person, including the following:

(a) Real Property;

(b) Tangible Personal Property;

(c) Inventories;

(d) Accounts Receivable;

(e) Contractual Assets;

(f) Governmental Authorizations;

(g) Business Records;

(h) Intangible Property Rights;

(i) Insurance Benefits;

(j) Asset-Related Claims; and

(k) Deposit Rights.

“Assumed Liabilities” has the meaning set forth in Section 2.06.

“Business Concern” means any corporation, company, limited liability company, partnership, joint venture, trust, unincorporated association or any other form of association.

“Business Day” means any day excluding (a) Saturday, Sunday and any other day which, in New York City is a legal holiday or (b) a day on which banks are authorized by Applicable Law to close in New York City.

“Business Records” means, in respect of any Person, all data and Records relating to such Person, including client and customer lists and Records, referral sources, research and development reports and Records, cost information, sales and pricing data, customer prospect lists, customer and vendor data, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, personnel Records (subject to Applicable Law), creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records.

“Charter Amendments” shall have the meaning set forth in the recitals hereto.

“Claim Notice” has the meaning set forth in Section 7.04(b).

“Code” has the meaning set forth in the recitals hereto.

“Confidential Information” has the meaning set forth in Section 9.07(a).

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under Applicable Law, including all claims or rights against any Person, choses in action and similar rights, whether accrued or contingent with respect to any such contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking, but excluding this Agreement and any Ancillary Agreement save as otherwise expressly provided in this Agreement or in any Ancillary Agreement.

“Contractual Asset” means, in respect of any Person, any Contract of, or relating to, such Person, any outstanding offer or solicitation made by, or to, such Person to enter into any Contract, and any promise or undertaking made by any other Person to such Person, whether or not legally binding.

“Corporate Contract” has the meaning set forth in Section 5.03.

“Corporate Contracts” has the meaning set forth in Section 5.03.

“Deferred Beneficiary” has the meaning set forth in Section 3.01(b).

“Deferred Excluded Asset” has the meaning set forth in Section 3.01(a).

“Deferred Separated Asset” has the meaning set forth in Section 3.01(a).

“Deferred Transactions” has the meaning set forth in Section 11.01(a)(ii).

“Deferred Transfer Asset” has the meaning set forth in Section 3.01(a).

“Deposit Rights” means rights relating to deposits and prepaid expenses, claims for refunds and rights of set-off in respect thereof.

“DGCL” has the meaning set forth in the recitals hereto.

“Disclosing Party” has the meaning set forth in Section 9.08.

“Dispute” has the meaning set forth in Section 10.02(a).

“Dispute Notice” has the meaning set forth in Section 10.02(a).

“Effective Date” means August 9, 2005.

“Effective Date Cash Balance” has the meaning set forth in Section 5.05.

“Effective Time” means 9:15 a.m., New York City time, on the Effective Date.

“EHS Liabilities” means any Liability arising from or under any Environmental Law or Occupational Health and Safety Law.

“Employee Matters Agreement” means the Employee Matters Agreement attached hereto as Exhibit A.

“Encumbrance” means, with respect to any asset, mortgages, liens, hypothecations, pledges, charges, security interests or encumbrances of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law.

“Environmental Law” means any Applicable Law from any Governmental Authority (a) relating to the protection of the environment (including air, water, soil and natural resources) or (b) the use, storage, handling, release or disposal of Hazardous Substances.

“Escrow Agent” has the meaning set forth in Section 5.04(a).

“Escrow Agreement” has the meaning set forth in Section 5.04(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.05(a).

“Expedia” has the meaning set forth in the preamble hereto.

“Expedia Annual Report” has the meaning set forth in Section 12.01(d).

“Expedia’s Auditors” has the meaning set forth in Section 12.01(a).

“Expedia Claims” has the meaning set forth in Section 7.01(a).

“Expedia Class B Common Stock” has the meaning set forth in the recitals hereto.

“Expedia Common Stock” has the meaning set forth in the recitals hereto.

“Expedia Common Stock Escrow Account” has the meaning set forth in Section 5.04(a).

“Expedia Conversion Obligations” has the meaning set forth in Section 5.04(c).

“Expedia Escrow Shares” has the meaning set forth in Section 5.04(a).

“Expedia Group” means the Separated Entities, the domestic and international businesses, Subsidiaries and investments owned, operated and/or managed thereby and the assets and liabilities contained therein.

“Expedia Group Balance Sheet” means the combined balance sheet of “Expedia Group” as of June 30, 2005, substantially in the form attached as Schedule 1.01(c).

“Expedia Indemnified Parties” has the meaning set forth in Section 7.03.

“Expedia Opening Balance Sheet” has the meaning set forth in Section 2.03(e).

“Expedia Parties” has the meaning set forth in Section 7.01(b).

“Expedia Releasors” has the meaning set forth in Section 7.01(a).

“Expedia Series A Preferred Stock” has the meaning set forth in the recitals hereto.

“Expedia Warrant Factor” means 0.88933, which equals (x) $22.50, the closing per-share price of Expedia Common Stock in the “when issued market” on August 8, 2005, as listed on the NASDAQ as of 4:00 P.M. Eastern Daylight time, divided by (y) $25.30, the closing per-share price of Old IAC Common Stock trading “regular way” on August 8, 2005, as listed on the NASDAQ as of 4:00 P.M. Eastern Daylight time.

“Expedia Warrants” has the meaning set forth in the recitals hereto.

“GAAP” has the meaning set forth in Section 2.03(d).

“Governmental Authority” means any local, state, national or supranational court, arbitration panel, governmental or regulatory authority, agency, stock exchange, commission or body in any jurisdiction in or outside of the United States.

“Governmental Authorization” means any Consent, license, certificate, franchise, registration or permit issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authority or pursuant to any Applicable Law.

“Ground Lease” means any long-term lease (including any emphyteotic lease) of Land in which most of the rights and benefits comprising ownership of the Land and the Improvements thereon or to be constructed thereon, if any, and the Appurtenances thereto for the benefit thereof, are transferred to the tenant for the term thereof.

“Ground Lease Property” means, in respect of any Person, any Land, Improvement or Appurtenance of such Person that is subject to a Ground Lease.

“Group” means IAC Group or Expedia Group, as the context requires.

“Hazardous Substance” means any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

“IAC” has the meaning set forth in the preamble hereto.

“IAC’s Auditors” has the meaning set forth in Section 12.01(a).

“IAC Board” has the meaning set forth in the recitals hereto.

“IAC Businesses” means the Separated Businesses and the Remaining IAC Businesses.

“IAC Claims” has the meaning set forth in Section 7.01(b).

“IAC Group” means IAC, its Subsidiaries (other than any member of Expedia Group) and their respective domestic and international businesses, assets and liabilities.

“IAC Indemnified Parties” has the meaning set forth in Section 7.02.

“IAC Parties” has the meaning set forth in Section 7.01(a).

“IAC Releasors” has the meaning set forth in Section 7.01(b).

“IAC Warrant Factor” means 1.11067, which equals (x) $28.10, the closing per-share price of New IAC Common Stock in the “when issued market” on August 8, 2005, as listed on the NASDAQ as of 4:00 P.M. Eastern Daylight time, divided by (y) $25.30, the closing per-share price of Old IAC Common Stock trading “regular way” on August 8, 2005, as listed on the NASDAQ as of 4:00 P.M. Eastern Daylight time.

“Improvements” means, in respect of any Land, all buildings, structures, plants, fixtures and improvements located on such Land, including those under construction.

“Indemnified Party” has the meaning set forth in Section 7.04(a).

“Indemnifying Party” has the meaning set forth in Section 7.04(b).

“Indenture” has the meaning set forth in Section 5.04(b).

“Information” means any information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, test procedures, research, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, manufacturing techniques, manufacturing variables, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, products, product plans, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer information, customer services, supplier information, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Benefits” means, in respect of any Asset or Liability, all insurance benefits, including rights to Insurance Proceeds, arising from or relating to such Asset or Liability.

“Insurance Proceeds” means those monies (in each case net of any costs or expenses incurred in the collection thereof and net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments)):

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured.

“Intangible Property Rights” means, in respect of any Person, all intangible rights and property of such Person, including IT Assets, going concern value and goodwill.

“Intercompany Accounts” means all balances related to indebtedness, including any intercompany indebtedness, loan, guaranty, receivable, payable or other account between a member of IAC Group, on the one hand, and a member of Expedia Group, on the other hand.

“Inventories” means, in respect of any Person, all inventories of such Person wherever located, including all finished goods, (whether or not held at any location or facility of such Person or in transit to or from such Person), work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Person in production of finished goods.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipments and all associated documentation.

“Jeeves” has the meaning set forth in Section 5.04(b).

“Jeeves Notes” has the meaning set forth in Section 5.04(a).

“Jeeves Supplemental Indenture” has the meaning set forth in Section 5.04(b).

“Land” means, in respect of any Person, all parcels and tracts of land in which the Person has an ownership interest.

“Liability” means, with respect to any Person, any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, joint or several, whenever arising, and including those arising under any Applicable Law, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions) or Order of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, in each case, whether or not recorded or reflected or otherwise disclosed or required to be recorded or reflected or otherwise disclosed, on the books and records or financial statements of any Person, including any Specified Financial Liability, EHS Liability or Liability for Taxes.

“NASDAQ” means the National Association of Securities Dealers Inc. Automated Quotation System.

“New IAC Common Stock” has the meaning set forth in the recitals hereto.

“New IAC Integrated Warrants” has the meaning set forth in the recitals hereto.

“New IAC Series 1 Preferred Stock” has the meaning set forth in the recitals hereto.

“New IAC Series 2 Preferred Stock” has the meaning set forth in the recitals hereto.

“New IAC Series B Preferred Stock” has the meaning set forth in the recitals hereto.

“New IAC Unitary Warrants” has the meaning set forth in the recitals hereto.

“Notice Period” has the meaning set forth in Section 7.04(b).

“Occupational Health and Safety Law” means any Applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Old IAC Capital Stock” has the meaning set forth in the recitals hereto.

“Old IAC Class B Common Stock” has the meaning set forth in the recitals hereto.

“Old IAC Common Stock” has the meaning set forth in the recitals hereto.

“Old IAC Series A Preferred Stock” has the meaning set forth in the recitals hereto.

“Old IAC Integrated Warrants” has the meaning set forth in the recitals hereto.

“Old IAC Severable Warrants” has the meaning set forth in the recitals hereto.

“Old IAC Warrants” has the meaning set forth in the recitals hereto.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means any action taken by a Person that is in the ordinary course of the normal, day-to-day operations of such Person and is consistent with the past practices of such Person.

“Parties” together and each “Party” individually, means the parties to this Agreement and, in the singular, means either of them.

“Person” means any individual, Business Concern or Governmental Authority.

“Potential Contributor” has the meaning set forth in Section 7.06(a).

“Prime Rate” means the rate which JPMorgan Chase & Co. (or any successor thereto or other major money center commercial bank agreed to by the Parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

“Providing Party” has the meaning set forth in Section 9.08.

“Real Property” means any Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

“Reclassification” has the meaning set forth in the recitals hereto.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Registered Securities” means the shares of New IAC Common Stock, the shares of New Expedia Common Stock, the shares of New IAC Series B Preferred Stock, the shares of Expedia Series A Preferred Stock, certain of the New IAC Unitary Warrants and certain of the Expedia Warrants.

“Registration Statement” means the registration statement on Form S-4 first filed by IAC and Expedia with the SEC on April 25, 2005 (together with all amendments thereto) in connection with the registration under the Securities Act of the Registered Securities.

“Regulation S-K” means Regulation S-K of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

“Remaining IAC Businesses” means all IAC Businesses other than the Separated Businesses.

“Remaining IAC Entity” means any Business Concern that is a member of IAC Group on and after the Effective Time.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

“Requesting Party” has the meaning set forth in Section 9.01(a).

“Response” has the meaning set forth in Section 10.02(a).

“Retained Liabilities” has the meaning set forth in Section 2.06.

“Retaining Person” has the meaning set forth in Section 3.01(b).

“Reverse Stock Split” has the meaning set forth in the recitals hereto.

“Reverse Stock Split Charter Amendment” has the meaning set forth in the recitals hereto.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Senior Party Representatives” has the meaning set forth in Section 10.02(a).

“Separated Assets” has the meaning set forth in Section 2.03.

“Separated Businesses” means those domestic and international travel and travel-related businesses, Subsidiaries and investments owned, operated and/or managed by the Separated Entities.

“Separated Entities” means those Business Concerns which are identified on Schedule 2.03(b) and which on and after the Effective Time shall form part of Expedia Group.

“Separation” means the transfer of the Separated Entities and Separated Businesses, directly or indirectly, from IAC to Expedia.

“Services” has the meaning ascribed thereto in the Transition Services Agreement.

“Shared Litigation Liability” means any Liability from, relating to, arising out of, or derivative of any matter, claim or litigation, whether actual or potential, associated with any securities law litigation relating to any public disclosure (or absence of public disclosure) with respect to the Separated Businesses or the Separated Entities made by IAC prior to the Effective Time, including the fees and expenses of outside counsel retained by IAC in connection with the defense and/or settlement of any such matter. For purposes of this definition, the phrase “securities law litigation” shall include claims alleging any untrue statement of material fact or omission to state a material fact in alleged violation of the Securities Act, the Exchange Act or any similar state law and any claims premised on, related to or derivative of such alleged statements, omissions or violations, whether payable to any current, past or future holders of IAC or Expedia securities, to any of the co-defendants in such action or to any Governmental Authority. For the avoidance of doubt, Shared Litigation Liability shall include those matters set forth on Schedule 2.06(c). Notwithstanding anything in Section 7.06 to the contrary, the amount of any Shared Litigation Liability shall be net of any Insurance Proceeds actually recovered by or on behalf of any member of IAC Group or any member of Expedia Group.

“Specified Financial Liabilities” or “SFLS” mean, in respect of any Person, all liabilities, obligations, contingencies, instruments and other Liabilities of a financial nature with Third Parties of, or relating to, such Person, including any of the following:

(a) foreign exchange contracts;

(b) letters of credit;

(c) guarantees of Third Party loans;

(d) surety bonds (excluding surety for workers’ compensation self-insurance);

(e) interest support agreements on Third Party loans;

(f) performance bonds or guarantees issued by Third Parties;

(g) swaps or other derivatives contracts;

(h) recourse arrangements on the sale of receivables or notes; and

(i) indemnities for damages for any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, undertaking or obligation.

“Spin-Off Charter Amendments” has the meaning set forth in the recitals hereto.

“Subsidiary” of any Person means any corporation, partnership, limited liability entity, joint venture or other organization, whether incorporated or unincorporated, of which a majority of the total voting power of capital stock or other interests entitled (without the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, is at the time owned or controlled, directly or indirectly, by such Person.

“Tangible Personal Property” means, in respect of any Person, all machinery, equipment, tools, furniture, office equipment, supplies, materials, vehicles and other items of tangible personal or movable property (other than Inventories and IT Assets) of every kind and wherever located that are owned or leased by the Person, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance Records and other documents relating thereto.

“Tax” has the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement attached hereto as Exhibit B.

“Third Party” means a Person that is not a Party to this Agreement, other than a member of IAC Group or a member of Expedia Group, and that is not an Affiliate thereof.

“Third Party Claim” has the meaning set forth in Section 7.04(b).

“Third Party Consent” has the meaning set forth in Section 2.07.

“Transfer Impediment” has the meaning set forth in Section 3.01(a).

“Transition Service Schedule” has the meaning set forth in the Transition Services Agreement.

“Transition Services Agreement” means the Transition Services Agreement attached hereto as Exhibit C.

“Trustee” has the meaning set forth in Section 5.04(b).

“Unreleased Liabilities” has the meaning set forth in Section 3.02.

“Unreleased Person” has the meaning set forth in Section 3.02.

1.02. Schedules. The following schedules are attached to this Agreement and form a part hereof:

Schedule 1.01(a)	Old IAC Severable Warrants
Schedule 1.01(b)	Old IAC Integrated Warrants
Schedule 1.01(c)	Expedia Group Balance Sheet
Schedule 2.03(a)	Separated Assets
Schedule 2.03(b)	Separated Entities
Schedule 2.06(a)	Assumed Liabilities
Schedule 2.06(b)	Retained Liabilities
Schedule 2.06(c)	Shared Litigation Liabilities

1.03. Exhibits. The following exhibits are attached to this Agreement and form a part hereof:

Exhibit A	Employee Matters Agreement
Exhibit B	Tax Sharing Agreement
Exhibit C	Transition Services Agreement

ARTICLE II

THE SEPARATION

2.01. Separation. To the extent not already complete, IAC and Expedia agree to implement the Separation and to cause the Separated Businesses to be transferred to Expedia and its Subsidiaries and the Remaining IAC Businesses to be held by IAC and its Subsidiaries (other than Expedia or its Subsidiaries) as of the Effective Time, on the terms and subject to the conditions set forth in this Agreement. The Parties acknowledge that the Separation is intended to result in Expedia, directly or indirectly, operating the Separated Businesses, owning the Separated Assets and assuming the Assumed Liabilities as set forth in this Article II.

2.02. Transfer of Separated Assets; Assumption of Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, and in furtherance of the Separation, with effect as of the Effective Time:

(a) To the extent not already complete, IAC agrees to cause the Separated Assets to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to Expedia and Expedia agrees to accept from IAC all of the Separated Assets and all of IAC’s rights, title and interest in and to all Separated Assets, except with respect to the Deferred Separated Assets and Unreleased Liabilities, if any.

(b) Expedia agrees to accept, assume and faithfully perform, discharge and fulfill all of the Assumed Liabilities in accordance with their respective terms.

2.03. Separated Assets. For the purposes of this Agreement, “Separated Assets” shall mean, without duplication, those Assets whether now existing, used or contemplated to be used or held for use exclusively or primarily in the ownership, operation or conduct of the Separated Businesses or relating exclusively or primarily to the Separated Businesses or to a Separated Entity including the following:

(a) all Assets expressly identified in this Agreement or in any Ancillary Agreement or in any Schedule hereto or thereto, including those listed on Schedule 2.03(a), as Assets to be transferred to, or retained by, Expedia or any other member of Expedia Group;

(b) the outstanding capital stock, units or other equity interests of the Separated Entities (including the Assets owned by such Separated Entities), as listed on Schedule 2.03(b);

(c) all Assets properly reflected on the Expedia Group Balance Sheet (Schedule 1.01(c)), excluding Assets disposed of by IAC or any other Subsidiary or entity controlled by IAC subsequent to the date of the Expedia Group Balance Sheet;

(d) all Assets that have been written off, expensed or fully depreciated by IAC or any Subsidiary or entity controlled by IAC that, had they not been written off, expensed or fully depreciated, would have been reflected on the Expedia Group Balance Sheet in accordance with accounting principles generally accepted in the United States (“GAAP”);

(e) all Assets acquired by IAC or any Subsidiary or entity controlled by IAC after the date of the Expedia Group Balance Sheet and that would be reflected on the balance sheet of Expedia as of the Effective Date (the “Expedia Opening Balance Sheet”), if such balance sheet were prepared in accordance with GAAP; and

(f) all Assets transferred to Expedia or any member of the Expedia Group pursuant to Section 11.01(a); provided, however, that any such transfer shall take effect under Section 11.01(a) and not under this Section 2.03.

Notwithstanding the foregoing, there shall be excluded from the definition of Assets under this Section 2.03 Business Records to the extent they are included in or primarily relate to any Excluded Asset or Retained Liability or Remaining IAC Business or their transfer is prohibited by Applicable Law or pursuant to agreements between IAC or any other member of IAC Group and Third Parties or otherwise would subject IAC or any other member of IAC Group to liability for such transfer. Access to such excluded Business Records shall be governed by Article IX.

2.04. Deferred Separated Assets. Notwithstanding anything to the contrary contained in Section 2.03 or elsewhere in this Agreement, Separated Assets shall not include the Deferred Separated Assets. The transfer to Expedia (or any other member of the Expedia Group) of any such Deferred Separated Asset shall only be completed at the time, in the manner and subject to the conditions set forth in Article III.

2.05. Excluded Assets. (a) Notwithstanding anything to the contrary contained in Section 2.03 or elsewhere in this Agreement, the following Assets of IAC or of any other relevant member of IAC Group shall not be transferred to Expedia (or any other member of Expedia Group), shall not form part of the Separated Assets and shall remain the exclusive property of IAC or the relevant member of IAC Group on and after the Effective Time (the “Excluded Assets”):

(i) any Asset referred to in Section 2.05(b); and

(ii) any Asset transferred to IAC or to any other relevant member of IAC Group pursuant to Section 11.01(a); provided, however, that any such transfers shall take effect under Section 11.01(a) and not under this Section 2.05.

(b) Notwithstanding anything to the contrary in this Agreement, Excluded Assets shall not include the Deferred Excluded Assets. The transfer to IAC (or to the relevant member of IAC Group) of any such Asset shall be completed at the time, in the manner and subject to the conditions set forth in Article III.

2.06. Liabilities. For the purposes of this Agreement, Liabilities shall be identified as “Assumed Liabilities” or as “Retained Liabilities” under the following principles:

(a) any Liability which is expressly identified on Schedule 2.06(a) is an Assumed Liability;

(b) any Liability which is expressly identified on Schedule 2.06(b) is a Retained Liability;

(c) 50% of any Shared Litigation Liability shall be an Assumed Liability and 50% of any Shared Litigation Liability shall be a Retained Liability;

(d) any Liability of a Separated Entity, whether arising or accruing prior to, on or after the Effective Time and whether the facts on which it is based occurred on, prior to or after the Effective Time and whether or not reflected on the Expedia Group Balance Sheet or on the Expedia Opening Balance Sheet, is an Assumed Liability, unless it is expressly identified in this Agreement (including on Schedule 2.06(b) or any other Schedule) or in any Ancillary Agreement as a Liability to be assumed or retained by IAC or any other member of IAC Group, in which case it is a Retained Liability;

(e) any Liability relating to, arising out of, or resulting from the conduct of, a Separated Business (as conducted at any time prior to, on or after the Effective Time) or relating to a Separated Asset or a Deferred Separated Asset (including any Asset of a Separated Entity) and whether arising or accruing prior to, on or after the Effective Time and whether the facts on which it is based occurred on, prior to or after the Effective Time and whether or not reflected on the Expedia Balance Sheet or the Expedia Opening Balance Sheet, is an Assumed Liability, unless it is expressly identified in this Agreement (including on Schedule 2.06(b) or any other Schedule) or in any Ancillary Agreement as a Liability to be assumed or retained by IAC or any other member of IAC Group, in which case it is a Retained Liability;

(f) any Liability which is reflected or otherwise disclosed as a liability or obligation of Expedia Group on the Expedia Group Balance Sheet is an Assumed Liability;

(g) any Liability which would be reflected or otherwise disclosed on the Expedia Group Balance Sheet, if such balance sheet were prepared under GAAP, is an Assumed Liability;

(h) any Liability pursuant to contracts entered into by IAC, any member of the IAC Group and/or any IAC Affiliate (i) in connection with the acquisition by IAC and/or any member of the IAC Group of any Separated Entity and/or Separated Business or (ii) otherwise relating primarily to a Separated Entity and/or the conduct of a Separated Business;

(i) any Liability of a Remaining IAC Entity, whether arising or accruing prior to, on or after the Effective Time and whether the facts on which it is based occurred on, prior to or after the Effective Time, is a Retained Liability, unless it is determined to be an Assumed Liability pursuant to clause (a), (c), (d), (e), (f), (g) or (h) above, in which case it is an Assumed Liability;

(j) any Liability relating to, arising out of, or resulting from the conduct of, a Remaining IAC Business (as conducted at any time prior to, on or after the Effective Time) or relating to an Excluded Asset (including any Asset of a Remaining IAC Entity) and whether arising or accruing prior to, on or after the Effective Time and whether the facts on which it is based occurred on, prior to or after the Effective Time, is a Retained Liability, unless it is determined to be an Assumed Liability pursuant to clause (a), (c), (d), (e), (f), (g) or (h) above, in which case it is an Assumed Liability; and

(k) any Liability of Expedia or any other member of Expedia Group under this Agreement or any Ancillary Agreement is an Assumed Liability and any Liability of IAC or any other member of IAC Group under this Agreement or any Ancillary Agreement is a Retained Liability.

2.07. Third Party Consents and Government Approvals. To the extent that the Separation or any transaction contemplated thereby requires a Consent from any Third Party (a “Third Party Consent”) or any Governmental Authorization, the Parties will use commercially reasonable efforts to obtain all such Third Party Consents and Governmental Authorizations prior to the Effective Time. If the Parties fail to obtain any such Third Party Consent or Governmental Authorization prior to the Effective Time, the matter shall be dealt with in the manner set forth in Article III.

2.08. Preservation of Agreements. Expedia and IAC agree that all written agreements, arrangements, commitments and understandings between any member or members of Expedia Group, on the one hand, and any member or members of IAC Group, on the other hand, shall remain in effect in accordance with their terms from and after the Effective Time, unless otherwise terminated by the Parties.

2.09. Ancillary Agreements. On or prior to the Effective Date, the Parties shall execute and deliver or, as applicable, cause the appropriate members of their respective Groups to execute and deliver, each of the following agreements (collectively, the “Ancillary Agreements”):

(a) the Employee Matters Agreement;

(b) the Tax Sharing Agreement;

(c) the Transition Services Agreement; and

(d) such other agreements and instruments as may relate to or be identified in any of the foregoing agreements.

2.10. Resignations. (a) IAC agrees to cause each Person who is a director or an officer of any Separated Entity and who will not be or become an employee of Expedia Group (or any member thereof) on the Effective Date to resign from such position with effect as of the Effective Date.

(b) Expedia agrees to cause each Person who is a director or an officer of a Remaining IAC Entity and who will become an employee of Expedia Group (or any member thereof) on the Effective Date to resign from such position with effect as of the Effective Date; provided, however, that this Section 2.10(b) shall not apply to Messrs. Barry Diller and Victor A. Kaufman.

(c) Each of IAC and Expedia agrees to obtain all such letters of resignation or other evidence of such resignations as may be necessary or desirable in performing their respective obligations under this Section 2.10.

2.11. Cooperation. The Parties shall cooperate in all aspects of the Separation and shall sign all such documents and perform all such other acts as may be necessary or desirable to give full effect to the Separation; and each of IAC and Expedia shall cause each other member of its respective Group to do likewise.

2.12. Intercompany Accounts Between IAC Group and Expedia Group. From and after the Effective Time, Expedia agrees to cause any Intercompany Account payable by any member of Expedia Group to any member of the IAC Group to be satisfied in full when due. From and after the Effective Time, IAC agrees to cause any Intercompany Account payable by any member of IAC Group to any member of the Expedia Group to be satisfied in full when due.

2.13. Disclaimer of Representations and Warranties. (a) Each of the Parties (on behalf of itself and each other member of its respective Group) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no Party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, makes any representation or warranty, express or implied, regarding any of the Separated Assets, Separated Entities, Separated Businesses, Excluded Assets, Assumed Liabilities or Retained Liabilities including any warranty of merchantability or fitness for a particular purpose, or any representation or warranty regarding any Consents or Governmental Authorizations required in connection therewith or their transfer, regarding the value or freedom from Encumbrances of, or any other matter concerning, any Separated Asset or Excluded Asset, or regarding the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other Separated Asset or Excluded Asset, including any Account Receivable of either Party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Separated Asset or Excluded Asset upon the execution, delivery and filing hereof or thereof.

(b) Except as may expressly be set forth herein or in any Ancillary Agreement, all Separated Assets and Excluded Assets are being transferred on an “as is, where is” basis, at the risk of the respective transferees without any warranty whatsoever on the part of the transferor, formal or implicit, legal, statutory or conventional (and, in the case of any Real Property, by means of a quitclaim or similar form deed or conveyance).

ARTICLE III

DEFERRED SEPARATION TRANSACTIONS

3.01. Deferred Transfer Assets. (a) If the transfer to, or retention by, Expedia Group of any Asset that would otherwise constitute a Separated Asset (a “Deferred Separated Asset”) or the transfer to, or retention by, IAC Group (or the relevant member thereof) (that would otherwise constitute an Excluded Asset or the relevant member thereof) of any Asset (a “Deferred Excluded Asset,” and together with a Deferred Separated Asset, a “Deferred Transfer Asset”) cannot be accomplished without giving rise to a violation of Applicable Law, or without obtaining a Third Party Consent or a Governmental Authorization (collectively, a “Transfer Impediment”) and any such Third Party Consent or Governmental Authorization has not been obtained prior to the Effective Time, then such Asset shall be dealt with in the manner described in this Section 3.01.

(b) Pending removal of such Transfer Impediment, the Person holding the Deferred Transfer Asset (the “Retaining Person”) shall hold such Deferred Transfer Asset for the use and benefit, insofar as reasonably possible, of the Party to whom the transfer of such Asset could not be made at the Effective Time (the “Deferred Beneficiary”). The Retaining Person shall use commercially reasonable efforts to preserve such Asset and its right, title and interest therein and take all such other action as may reasonably be requested by the Deferred Beneficiary (in each case, at such Deferred Beneficiary’s expense) in order to place such Deferred Beneficiary, insofar as reasonably possible, in the same position as it would be in if such Asset had been transferred to it or retained by it with effect as of the Effective Time and so that, subject to the standard of care set forth above, all the benefits and burdens relating to such Deferred Transfer Asset, including possession, use, risk of loss, potential for gain, enforcement of rights against third parties and dominion, control and command over such Asset, are to inure from and after the Effective Time to such Deferred Beneficiary and the members of the Group to which it belongs. The provisions set forth in this Article III contain all the obligations of the Retaining Person vis-à-vis the Deferred Beneficiary with respect to the Deferred Transfer Asset and the Retaining Person shall not be bound vis-à-vis the Deferred Beneficiary by any other obligations under Applicable Law.

(c) The Parties shall continue on and after the Effective Time to use commercially reasonable efforts to remove all Transfer Impediments; provided, however, that neither Party shall be required to make any unreasonable payment or assume any material obligations therefor. As and when any Transfer Impediment is removed, the relevant Deferred Transfer Asset shall forthwith be transferred to its Deferred Beneficiary at no additional cost and in a manner and on terms consistent with the relevant provisions of this Agreement and the Ancillary Agreements, including Section 2.13(b) hereof, and any such transfer shall take effect as of the date of its actual transfer.

(d) Notwithstanding the foregoing or any provision of Applicable Law, a Retaining Person shall not be obligated, in connection with the foregoing, to expend any money in respect of a Deferred Transfer Asset unless the necessary funds are advanced by the Deferred Beneficiary of such Deferred Transfer Asset, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Deferred Beneficiary of such Deferred Transfer Asset.

3.02. Unreleased Liabilities. If at any time on or after the Effective Time, any member of the IAC Group shall remain obligated to any Third Party in respect of any Assumed Liability or any member of Expedia Group shall remain obligated to any Third Party in respect of any Retained Liability, the following provisions shall apply. The Liabilities referred to in this Section 3.02 are hereinafter referred to as the “Unreleased Liabilities” and the Person remaining obligated for such Liability in a manner contrary to what is intended under this Agreement is hereinafter referred to as the “Unreleased Person.”

(a) Each Unreleased Person shall remain obligated to Third Parties for such Unreleased Liability as provided in the relevant Contract, Applicable Law or other source of such Unreleased Liability and shall pay and perform such Liability as and when required, in accordance with its terms.

(b) IAC shall indemnify, defend and hold harmless each Expedia Indemnified Party that is an Unreleased Person against any Liabilities arising in respect of each Unreleased Liability of such Person; and Expedia shall indemnify, defend and hold harmless each IAC Indemnified Party that is an Unreleased Person against any Liabilities arising in respect of each Unreleased Liability of such Person. IAC and Expedia shall take, and shall cause the members of their respective Groups to take, such other actions as may be reasonably requested by the other in accordance with the provisions of this Agreement in order to place IAC and Expedia, insofar as reasonably possible, in the same position as they would be in if such Unreleased Liability had been fully contributed, assigned, transferred, conveyed, and delivered to, and accepted and assumed or retained, as applicable, by the other Party (or any relevant member of the Group to which it belongs) with effect as of the Effective Time and so that all the benefits and burdens relating to such Unreleased Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Unreleased Liability, are to inure from and after the Effective Time to the member or members of IAC Group or Expedia Group, as the case may be.

(c) The Parties shall continue on and after the Effective Time to use commercially reasonable efforts to cause each Unreleased Person to be released from each of its Unreleased Liabilities.

(d) If, as and when it becomes possible to delegate, novate or extinguish any Unreleased Liability in favor of an Unreleased Person, the Parties shall promptly sign all such documents and perform all such other acts, and shall cause each member of their respective Groups, as applicable, to sign all such documents and perform all such other acts, as may be necessary or desirable to give effect to such delegation, novation, extinction or other release without payment of any further consideration by the Unreleased Person.

3.03. No Additional Consideration. For the avoidance of doubt, the transfer or assumption of any Assets or Liabilities under this Article III shall be effected without any additional consideration by either Party hereunder.

ARTICLE IV

TREATMENT OF OLD IAC SERIES A PREFERRED STOCK

AND OLD IAC WARRANTS IN THE SEPARATION

4.01. Old IAC Series A Preferred Stock. Following the Effective Time, a former holder of Old IAC Series A Preferred Stock will receive one of the following forms of consideration, at the holder’s election, in respect of each share of Old IAC Series A Preferred Stock held by such Person prior to the Effective Time: (i) $50.00 in cash per share, plus accrued and unpaid dividends to the Effective Date, payable by IAC, (ii) the securities that the holder would have received had the share of Old IAC Preferred Stock been converted based upon the applicable conversion ratio into shares of Old IAC Common Stock immediately prior to the Reverse Stock Split and the Reclassification, or (iii) one share of New IAC Series B Preferred Stock and one share of Expedia Series A Preferred Stock, each having the terms set forth in its respective certificate of designation filed with the Secretary of State of the State of Delaware on August 9, 2005. Holders of Old IAC Series A Preferred Stock that did not make an affirmative election by July 11, 2005 are deemed to have elected to receive $50.00 in cash per share, plus accrued and unpaid dividends to the Effective Date, payable by IAC. Schedule 4.01 sets forth the final elections, including default elections, by holders of Old IAC Preferred Stock, as of the Effective Time.

4.02. Old IAC Severable Warrants.

(a) At the Effective Time, the Old IAC Severable Warrants will be adjusted based upon the following principles:

(i) the number of shares of New IAC Common Stock subject to each New Unitary IAC Warrant will equal one half the number of shares of Old IAC Common Stock underlying the Old IAC Severable Warrant immediately prior to the Reverse Stock Split and the Reclassification;

(ii) the per share exercise price of the New IAC Unitary Warrant (rounded up to the nearest whole cent) will equal the per share exercise price of the Old IAC Severable Warrant prior to the Reverse Stock Split and the Reclassification multiplied by the IAC Warrant Factor.

(iii) the number of shares of Expedia Common Stock subject to the Expedia Warrant will equal one half the number of shares of Old IAC Common Stock underlying the Old IAC Severable Warrant immediately prior to the Reverse Stock Split and the Reclassification; and

(iv) the per share exercise price of the Expedia Warrant (rounded up to the nearest whole cent) will equal the per share exercise price of the Old IAC Severable

Warrant prior to the Reverse Stock Split and the Reclassification multiplied by the Expedia Warrant Factor.

(b) IAC shall be responsible for all obligations with respect to the New IAC Unitary Warrants. Expedia shall be responsible for all obligations with respect to the Expedia Warrants. The warrant agreements, if any, that currently govern the Old IAC Severable Warrants shall continue to govern the New IAC Unitary Warrants, as adjusted in accordance with the terms hereof and IAC shall be responsible for the obligations arising thereunder. To the extent necessary to memorialize and satisfy its obligations hereunder, Expedia shall enter into warrant agreements with respect to the Expedia Warrants with the holders (or the agent(s) therefor) of such Expedia Warrants and Expedia shall be responsible for the obligations arising under any such agreements. The failure of Expedia to enter into any such agreements shall not relieve Expedia of its obligations with respect to the Expedia Warrants.

4.03. Old IAC Integrated Warrants.

(a) Immediately following the Effective Time:

(i) each Old IAC Integrated Warrant shall become a New IAC Integrated Warrant which will represent the right to receive (x) a number of shares of New IAC Common Stock equal to one half the number of shares of Old IAC Common Stock subject to the Old IAC Integrated Warrant immediately prior to the Reverse Stock Split and the Reclassification; and (y) a number of shares of Expedia Common Stock equal to one half the number of shares of Old IAC Common Stock subject to the Old IAC Integrated Warrant immediately prior to the Reverse Stock Split and the Reclassification; and

(ii) the exercise price of the New IAC Integrated Warranted, expressed as an amount per share of New IAC Common Stock and Expedia Common Stock, taken together (rounded up to the nearest whole cent), will equal two times per share exercise price per of the Old IAC Warrant prior to the Reverse Stock Split and the Reclassification (such exercise price, as adjusted, the “Adjusted Exercise Price”).

(b) From and after the Effective Time, as soon as reasonably practicable following receipt of the Adjusted Exercise Price in connection with the exercise of a New IAC Integrated Warrant, IAC shall remit to Expedia an amount in cash equal to the product of (i) the aggregate amount of the Adjusted Exercise Price, (ii) the Expedia Warrant Factor and (iii) 0.5, such amount to be determined by IAC in good faith in its sole discretion.

4.04. Stock Certificates and Related Matters. Subject to the terms of this Agreement and the satisfaction or waiver of the conditions set forth in Article VI hereof, IAC and Expedia (as applicable) shall deliver to the applicable agent or depositary (such agent or depositary, as the case may be, the “Agent”) cash and securities (either in certificated or electronic book-entry form at the option of IAC) representing all of the securities to be issued in connection with the Reclassification and the transactions contemplated by Sections 4.01 through 4.03 (except to the extent that IAC determines in its sole discretion that currently outstanding certificates representing Old IAC Capital Stock and/or Old IAC Warrants shall, following the Effective

Time, shall represent the securities into which such Old IAC Capital Stock and/or Old IAC Warrants are convertible in the Reclassification and related transactions), and shall instruct the Agent to distribute, on or as soon as practicable following the Effective Date, such cash and/or securities (as applicable) to holders of record of Old IAC Capital Stock and Old IAC Warrants on the Effective Date. Expedia agrees to provide all share certificates or other similar documentation and any information that the Agent shall require in order to effect the distributions contemplated by this Section 4.04. All securities of IAC and Expedia issued in connection with the Reclassification shall be duly authorized, validly issued, fully paid and nonassessable. IAC and/or Expedia may require that holders of Old IAC Capital Stock and/or Old IAC Warrants return any certificates or instruments representing such securities prior to IAC and/or Expedia issuing new certificates or instruments (if any) representing the new securities or cash consideration into which such Old IAC Capital Stock and/or Old IAC Warrants are convertible in the Reclassification and related transactions.

ARTICLE V

COVENANTS

5.01. General Covenants. Each Party covenants with and in favor of the other Party that it shall, subject, in the case of IAC, to Article XIII:

(a) do and perform all such acts and things, and execute and deliver all such agreements, assurances, notices and other documents and instruments as may reasonably be required of it to facilitate the carrying out of the intent and purpose of this Agreement;

(b) cooperate with and assist the other Party, both before and after the Effective Date, in dealing with transitional matters relating to or arising from the Separation, the Reclassification, this Agreement or the Ancillary Agreements; and

(c) cooperate in preparing and filing all documentation (i) to effect all necessary applications, notices, petitions, filings and other documents; and (ii) to obtain as promptly as reasonably practicable all Consents and Governmental Authorizations necessary or advisable to be obtained from any Third Party and/or any Governmental Authority in order to consummate the transactions contemplated by this Agreement (including all approvals required under applicable antitrust laws).

5.02. Covenants of Expedia. In addition to the covenants of Expedia provided for elsewhere in this Agreement, Expedia covenants and agrees with and in favor of IAC that it shall:

(a) use commercially reasonable efforts and do all things reasonably required of it to cause the Separation and the Reclassification to be completed, including cooperating with IAC to obtain: the approval for the listing of the Expedia Common Stock and certain Expedia Warrants on the Nasdaq or such other securities exchange or inter-dealer quotation system as is reasonably acceptable to IAC;

(b) use its commercially reasonable efforts to take all such action as may be necessary or desirable under applicable state securities and blue sky laws of the United States

(and any comparable laws under any foreign jurisdictions) in connection with the Reclassification;

(c) (i) use its commercially reasonable efforts to cause any member of the IAC Group to be released, as soon as reasonably practicable, from any guarantees given by any member of the IAC Group for the benefit of any Separated Entity and (to the extent necessary to secure such releases) to cause itself or one or more members of the Expedia Group to be substituted in all respects for any member of the IAC Group in respect of such guarantees, provided, that in the event that, notwithstanding the commercially reasonable efforts of Expedia, Expedia is unable to obtain such guarantee releases, Expedia hereby agrees to indemnify and hold IAC and the other members of the IAC Group harmless from and against all Liabilities incurred by them in connection with, arising out of or resulting from such guarantees; and

(d) perform and, as applicable, cause each member of Expedia Group to perform each of its and their respective obligations under each Ancillary Agreement.

5.03. Certain Corporate Contracts. Each of the Parties hereto agrees to use its commercially reasonable efforts to permit the other Party hereto to obtain the benefits of contracts with nationally-based vendors and suppliers utilized by both IAC Group and Expedia Group prior to the Effective Date until the expiration of the primary term of such contracts (each such contract, individually, a “Corporate Contract” and, collectively, the “Corporate Contracts”). Each Party hereby agrees to cooperate with respect to obtaining favorable prices under such Corporate Contracts by combining or consolidating orders made under such Corporate Contracts during the remainder of the primary term of such Corporate Contracts. IAC shall administer these Corporate Contracts and Expedia shall be responsible for the portions attributable to Expedia Group of any order or delivery of goods and services received under each Corporate Contract (including costs of administration). Any arrangement under any of the Corporate Contracts relating to employee matters shall be governed by the terms of the Employee Matters Agreement.

5.04. Expedia Common Stock Escrow Account.

(a) Immediately following the Effective Time, Expedia shall deposit 5,019,125 shares of Expedia Common Stock (the “Expedia Escrow Shares”) into an escrow account (the “Expedia Common Stock Escrow Account”) to be established by Expedia and IAC with The Bank of New York (the “Escrow Agent”) to be held by the Escrow Agent pursuant to the terms of an escrow agreement in customary form to be agreed upon by IAC, Expedia and the Escrow Agent prior to the Effective Time (the “Escrow Agreement”). The Expedia Common Stock Escrow Account will serve as a source of shares of Expedia Common Stock deliverable by Expedia upon (i) the exercise of New IAC Integrated Warrants, and (ii) the conversion of the Ask Jeeves, Inc. Zero Coupon Convertible Notes Due June 1, 2008 (the “Jeeves Notes”). Under the terms of the Escrow Agreement, any shares of Expedia Common Stock designated for delivery upon conversion of the Jeeves Notes that are not delivered to converting holders of notes shall be returned to Expedia at the maturity of the Jeeves Notes and any shares of Expedia Common Stock designated for delivery upon exercise of the New IAC Integrated Warrants shall be returned to Expedia upon the expiration of the New IAC Integrated Warrants in accordance with their terms. IAC and Expedia acknowledge that IAC’s obligation to issue shares of Old IAC

Common Stock to holders of Old IAC Integrated Warrants or to holders of the Jeeves Notes relates to the businesses that were conducted by the IAC Group and the Expedia Group prior to the Effective Time. Accordingly, from and after the Effective Time, upon an exercise of New IAC Integrated Warrants or a conversion of the Jeeves Notes, as between IAC and Expedia, Expedia will exclusively bear the obligation to deliver shares of Expedia Common Stock or cash in lieu of shares of Expedia Common Stock (including with respect to the matters contemplated by Section 5.04(b) and (c)). The issuance and delivery by Expedia of the Expedia Escrow Shares to the Expedia Common Stock Escrow Account is intended to further Expedia’s satisfaction of such obligations following the Separation and the Reclassification; provided, however, that if for any reason the Expedia Common Stock Escrow Account does not satisfy such obligations, the transfer to the Expedia Common Stock Escrow Account under this Section 5.04 is not in substitution of the obligations of Expedia under the immediately preceding sentence to deliver shares of Expedia Common Stock. For the avoidance of doubt, any obligations with respect to the delivery of Expedia Common Stock (or cash in lieu of Expedia Common Stock) on account of the New IAC Integrated Warrants or the Jeeves Notes, including any Liabilities resulting from Expedia’s determinations or calculations contemplated by this Section 5.04 shall be an Assumed Liability. If, at any time or from time to time following the Effective Time,

(X) IAC reasonably determines in good faith (which determination, absent manifest error, shall be final and binding) in its sole discretion that the Expedia Escrow Shares are insufficient to satisfy the obligations with respect to the New IAC Integrated Warrants and the Jeeves Notes, IAC shall provide to Expedia written notice indicating the number of additional shares of Expedia Common Stock necessary to satisfy the obligations pursuant to the New IAC Integrated Warrants and the Jeeves Notes and Expedia shall promptly deposit into the Expedia Common Stock Escrow Account the number of shares of Expedia Common Stock indicated in the written notice from IAC; or

(Y) Expedia undertakes any action, or any event shall occur, that either (i) results in an adjustment to the number of shares of Expedia Common Stock (A) into which Jeeves Notes are convertible or (B) with respect to which New IAC Integrated Warrants are exercisable or (ii) causes (A) that portion of the Jeeves Notes that would otherwise have been convertible into Expedia Common Stock to become convertible into another form of consideration or (B) that portion of the New IAC Integrated Warrants that would otherwise have been exercisable for shares of Expedia Common Stock to become exercisable into another form of consideration (in the case of each of clauses (A) or (B), including, without limitation, in conjunction with a merger of Expedia or reclassification of the Expedia Common Stock), then, in each case, Expedia shall promptly deposit into the Expedia Common Stock Escrow Account the number of additional shares of Expedia Common Stock and/or the other consideration into which the Jeeves Notes are convertible under the Indenture (as defined below) and/or with respect to which the New IAC Integrated Warrants are exercisable.

(b) In connection with the Separation and the Reclassification and in respect of the Jeeves Notes, IAC, Ask Jeeves, Inc. (“Jeeves”) and The Bank of New York (as indenture trustee, the “Trustee”)) entered into that certain Second Supplemental Indenture, dated as of August 9, 2005

(the “Jeeves Supplemental Indenture”) to the Indenture dated as of June 4, 2003 between Jeeves and the Trustee (as amended and supplemented from time to time, including pursuant to the Jeeves Supplemental Indenture, the “Indenture”). Pursuant to the Jeeves Supplemental Indenture, holders of Jeeves Notes shall be entitled to receive shares of New IAC Common Stock and/or Expedia Common Stock and/or cash on the terms, and subject to the conditions, set forth in the Indenture upon the conversion of the Jeeves Notes. The Indenture provides for, among other things, adjustments to the number of shares of New IAC Common Stock and Expedia Common Stock issuable and the type of consideration issuable upon conversion of the Jeeves Notes in the event of certain transactions, including extraordinary distributions on either or both of New IAC Common Stock and/or Expedia Common Stock, a reclassification of either or both of the New IAC Common Stock or Expedia Common Stock and a merger of either IAC or Expedia with another entity. If and to the extent that Expedia undertakes any action, or any event shall occur, pursuant to which holders of Jeeves Notes shall be entitled upon conversion of such Jeeves Notes to receive additional shares of Expedia Common Stock or to receive another form of consideration in lieu of Expedia Common Stock under the terms of the Indenture, prior to such action or event Expedia shall provide written notice to IAC of such action or event, including a (i) description of such action or event, (ii) the expected timing of the record date in respect of such action or event and the expected timing of its completion and (iii) an estimate of the number of additional shares of Expedia Common Stock (or the type and amount of any other form of consideration, as applicable) issuable upon conversion of the Jeeves Notes on account of such action or event, including a certificate signed on behalf of Expedia by a senior executive officer to the effect that such estimate is reasonable and was made in good faith. In the event that such action or event results in the distribution of capital stock or other securities, evidences of indebtedness or other non-cash assets, Expedia shall also include in its notice a good faith estimate of the fair market value of such securities, evidences of indebtedness or other non-cash assets as of the record date of such distribution.

(c) Pursuant to the terms of the Indenture, IAC may, at its option, settle the conversion of Jeeves Notes in whole or in part in cash. IAC hereby extends to Expedia the option, upon Expedia’s timely election pursuant to the terms hereof, of delivering cash in lieu of Expedia Common Stock in respect of the portion of any Jeeves Notes that would have otherwise been settled in Expedia Common Stock upon conversion of such Jeeves Notes (such portion, the “Expedia Conversion Obligations”). Expedia shall be entitled to deliver written election notices pursuant to this Section 5.04(c) on a quarterly basis, beginning on September 30, 2005, and on each December 30, March 31, June 30 and September 30, thereafter. The election indicated by Expedia in such notice shall specify the proportion of the Expedia Conversion Obligations to be settled in cash and the proportion to be settled in Expedia Common Stock and such election shall govern until such time as Expedia makes an alternative election in accordance with this Section 5.04(c). If at any time Expedia elects to settle the Expedia Conversion Obligations in cash in lieu of shares of Expedia Common Stock (whether in whole or in part), then Expedia shall, at IAC’s direction from time to time, promptly deposit into the Expedia Common Stock Escrow Account cash in amounts sufficient to satisfy such settlement obligations. Absent any affirmative election on the part of Expedia pursuant to the terms hereof to settle the Expedia Conversion Obligations in cash in lieu of shares of Expedia Common Stock, or if Expedia shall fail to timely deposit cash in respect of such settlement in accordance with the immediately preceding sentence, IAC is expressly permitted to settle any Expedia Conversion Obligations with shares of Expedia Common Stock from the Expedia Common Stock Escrow Account.

(d) Notwithstanding the foregoing, in lieu of issuing fractional shares of Expedia Common Stock upon the exercise of a New IAC Integrated Warrant or conversion of a Jeeves Note, Expedia shall promptly deposit into the Expedia Common Stock Escrow Account cash in lieu of such fractional shares in an amount computed in accordance with the terms of such New IAC Integrated Warrant or Jeeves Note, as applicable.

5.05. Cash Balance True-Up. In the event that, after review and reconciliation, the amount of cash and cash equivalents reflected on the Expedia Opening Balance Sheet plus the balance as of the Effective Time of any note or notes of any member of the IAC Group held by any member of the Expedia Group less the balance as of the Effective Time of any note or notes of any member of the Expedia Group held by any member of the IAC Group (the “Effective Date Cash Balance”) is greater than $100,000,000.00, Expedia shall make one or more payments to IAC as promptly as practicable after the Effective Date, but in no event more than ninety (90) days after the Effective Date, totaling an amount equal to the excess of the Effective Date Cash Balance over $100,000,000.00. In the event that, after review and reconciliation, the Effective Date Cash Balance is less than $100,000,000.00, IAC shall make one or more payments to Expedia as promptly as practicable after the Effective Date, but in no event more than ninety (90) days after the Effective Date, totaling an amount equal to the excess of $100,000,000.00 over the Effective Date Cash Balance. Notwithstanding Section 14.08, payments pursuant to this Section 5.05 shall not bear any interest. For the avoidance of doubt, for purposes of determining the Effective Date Cash Balance, the Parties shall not take into account cash and/or cash equivalents that belong to eLong, Inc. or its Subsidiaries, even if such amounts are reflected on the Expedia Group Balance Sheet.

ARTICLE VI

CONDITIONS

6.01. Actions Prior to the Completion of the Separation. (a) In addition to, and without in any way limiting, IAC’s rights under Section 13.1, completion of the Separation and the Reclassification is subject to the fulfillment of each of the following conditions:

(i) no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened by the SEC;

(ii) the Expedia Common Stock, Expedia Series A Preferred Stock and the Expedia Warrants to be distributed pursuant to the Reclassification and related transactions shall have been accepted for listing on the Nasdaq or such other securities exchange or inter-dealer quotation system as is reasonably acceptable to IAC subject to compliance with applicable listing requirements;

(iii) the Nasdaq shall have confirmed that the New IAC Common Stock and New IAC Unitary Warrants will continue trading in the same manner as the Old IAC Common Stock and Old IAC Severable Warrants, respectively, following the Effective Date;

(iv) no Order or other legal restraint or prohibition preventing the consummation of the Separation, the Reclassification or any of the transactions contemplated by this Agreement or any Ancillary Agreement shall be threatened, pending or in effect;

(v) any Consents and Governmental Authorizations necessary to complete the Separation and the Reclassification shall have been obtained and be in full force and effect;

(vi) the IAC Board shall have approved the Separation and Reclassification and shall not have abandoned, deferred or modified the Separation or the Reclassification at any time prior to the Effective Date;

(vii) each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto and shall be in effect;

(viii) the IAC Board shall have received a written solvency opinion in a form acceptable to the IAC Board from Duff & Phelps, LLC regarding the Separation and other transactions contemplated hereby, which opinion shall not have been withdrawn or modified;

(ix) the IAC Board shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance satisfactory to the IAC Board, to the effect that the Separation and the Reclassification will qualify as transactions that are generally tax free under Sections 355 and 368(a)(1)(D) of the Code;

(x) the IAC Board shall have received such other opinions or reports as the IAC Board may reasonably request in form and substance reasonably satisfactory to the IAC Board; and

(xi) this Agreement will not have been terminated as provided herein.

(b) The foregoing conditions are for the sole benefit of IAC and shall not give rise to or create any duty on the part of IAC or the IAC Board to waive or not to waive such conditions or in any way limit IAC’s right to terminate this Agreement as set forth in Article XIII or alter the consequences of any such termination from those specified in such Article XIII. Any determination made by IAC prior to the Separation and the Reclassification concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 6.01 shall be final and conclusive.

ARTICLE VII

MUTUAL RELEASES; INDEMNIFICATION

7.01. Release of Pre-Separation Claims. (a) Except as provided in Section 7.01(c), effective as of the Effective Time, Expedia does hereby, on behalf of itself and each other member of Expedia Group, their respective Affiliates (other than any member of IAC Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders (other than any member of IAC Group), directors, officers, agents or employees of any member of Expedia Group (in each case, in their respective capacities as such) (the “Expedia Releasors”), unequivocally, unconditionally and irrevocably release and discharge each of IAC, the other members of IAC Group, their respective Affiliates (other than any member of Expedia Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of IAC Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “IAC Parties”), from any and all Actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against an IAC Party or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the Expedia Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the IAC Parties, relating to any claims or transactions or occurrences whatsoever, up to but excluding the Effective Time, including in connection with the transactions and all activities to implement the Separation and the Reclassification (the “Expedia Claims”); and the Expedia Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any Expedia Claim.

(b) Except as provided in Section 7.01(c), effective as of the Effective Time, IAC does hereby, on behalf of itself and each other member of IAC Group, their respective Affiliates (other than any member of Expedia Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of IAC Group (in each case, in their respective capacities as such) (the “IAC Releasors”), unequivocally, unconditionally and irrevocably release and discharge each of Expedia, the other members of Expedia Group, their respective Affiliates (other than any member of IAC Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders (other than any member of IAC Group), directors, officers, agents or employees of any member of Expedia Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “Expedia Parties”), from any and all Actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against an Expedia Party or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the IAC Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the Expedia Parties, relating to any claims or transactions or occurrences whatsoever, up to but excluding the Effective Time including in connection with the transactions and all activities to implement the Separation and the Reclassification (the “IAC Claims”); and the IAC Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any IAC Claim.

(c) Nothing contained in Section 7.01(a) or 7.01(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement, any agreement, arrangement, commitment or understanding that is contemplated by Section 2.08 or any other agreement, arrangement, commitment or understanding that is entered into after the Effective Date between any member of the Expedia Group, on the one hand, and any member of the IAC Group, on the other hand, nor shall anything contained in those sections be interpreted as terminating as of the Effective Time any rights under any such agreements, contracts, commitments or understandings. For purposes of clarification, nothing contained in Section 7.01(a) or 7.01(b) shall release any Person from:

(i) any Liability provided in or resulting from this Agreement or any of the Ancillary Agreements;

(ii) any Liability provided in or resulting from any agreement among any members of IAC Group or Expedia Group that is contemplated by Section 2.08 (including for greater certainty, any Liability resulting or flowing from any breaches of such agreements that arose prior to the Effective Time);

(iii) any Liability provided in or resulting from any other agreement, arrangement, commitment or understanding that is entered into after the Effective Date between any member of the Expedia Group, on the one hand, and any member of the IAC Group, on the other hand;

(iv) (A) with respect to Expedia, any Assumed Liability and (B) with respect to IAC, any Retained Liability;

(v) any Liability that the Parties may have with respect to indemnification or contribution pursuant to Article III of this Agreement or this Article VII for Third Party Claims;

(vi) any Liability for unpaid Intercompany Accounts; or

(vii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 7.01.

In addition, nothing contained in Section 7.01(a) or (b) hereof shall release any Party from honoring its existing obligations to indemnify any director, officer or employee of either Group who was a director, officer or employee of such Party on or prior to the Effective Time, to the extent that such director, officer or employee becomes a named defendant in any litigation involving such Party and was entitled to such indemnification pursuant to then existing obligations.

(d) Expedia shall not make, and shall not permit any other member of Expedia Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against IAC or any member of the IAC Group or any other Person released pursuant to Section 7.01(a), with respect to any Liabilities released pursuant to Section 7.01(a). IAC shall not make, and shall not permit any other member of IAC Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Expedia or any other member of Expedia Group or any other Person released pursuant to Section 7.01(b), with respect to any Liabilities released pursuant to Section 7.01(b).

7.02. Indemnification by Expedia. Except as provided in Sections 7.04 and 7.05 and subject to Section 14.01, Expedia shall, and shall cause the other members of Expedia Group to, fully indemnify, defend and hold harmless IAC, each other member of IAC Group and each of their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the “IAC Indemnified Parties”), from and against any and all Liabilities of the IAC Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a) any Separated Business, any Separated Entity, any Separated Asset, any Assumed Liability or, subject to Article III, any Deferred Separated Asset;

(b) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement or any of the Ancillary Agreements, by Expedia or any other member of Expedia Group; and

(c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent relating to the Expedia Group contained in the Registration Statement or any other filings made with the SEC in connection with the Separation.

7.03. Indemnification by IAC. Except as provided in Sections 7.04 and 7.05 and subject to Section 14.01, IAC shall indemnify, defend and hold harmless Expedia, each other member of Expedia Group and each of their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the “Expedia Indemnified Parties”), from and against any and all Liabilities of the Expedia Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a) any Remaining IAC Business or any Retained Liability;

(b) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement or any of the Ancillary Agreements, by IAC or any other member of IAC Group; and

(c) except to the extent set forth in Section 7.02(c), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading contained in the Registration Statement.

7.04. Procedures for Indemnification of Third Party Claims. (a) All claims for indemnification relating to a Third Party Claim by any indemnified party (an “Indemnified Party”) hereunder shall be asserted and resolved as set forth in this Section 7.04.

(b) In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder, is asserted against or sought to be collected from any Indemnified Party by a Third Party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, and any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether it desires to defend the Indemnified Party against such Third Party Claim.

(c) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently defend a Third Party Claim it has assumed the defense of, as provided in the first sentence of this Section 7.04(c). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Applicable Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates.

(d) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.

The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(e) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees; it being understood that the reasonable costs and expenses of the Indemnified Party relating thereto shall be Liabilities, subject to indemnification.

(f) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with Applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

7.05. Procedures for Indemnification of Direct Claims. Any claim for indemnification made directly by the Indemnified Party against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder. Such Indemnifying Party shall have a period of 45 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 45-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such 45-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article X.

7.06. Adjustments to Liabilities. (a) If an Indemnified Party receives any payment from an Indemnifying Party in respect of any Liabilities and the Indemnified Party could have recovered all or a part of such Liabilities from a Third Party (a “Potential Contributor”) based on the underlying claim or demand asserted against such Indemnifying Party, such Indemnified Party shall, to the extent permitted by Applicable Law, assign such of its rights to proceed against the Potential Contributor as are necessary to permit such Indemnifying Party to recover from the Potential Contributor the amount of such payment.

(b) If notwithstanding Section 7.06(a) an Indemnified Party receives an amount from a Third Party in respect of a Liability that is the subject of indemnification hereunder after all or a portion of such Liability has been paid by an Indemnifying Party pursuant to this Agreement, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Liability, plus the amount received from the Third Party in respect thereof, over (ii) the full amount of the Liability.

(c) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

7.07. Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article VII by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed backup documentation, for a Liability that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Liability, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Liability for which it is liable hereunder no later than three (3) days following any final determination of such Liability and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

7.08. Contribution. If the indemnification provided for in this Article VII shall, for any reason, be unavailable or insufficient to hold harmless the Indemnified Party hereunder in respect of any Liability, then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder, the Parties intending that their respective contributions hereunder be as close as possible to the indemnification under Sections 7.02 and 7.03. If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put the Indemnified Party in the same position as if it were indemnified under Section 7.02 or 7.03, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the matter giving rise to the Liability.

7.09. Remedies Cumulative. The remedies provided in this Article VII shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

7.10. Survival of Indemnities. The rights and obligations of each of IAC and Expedia and their respective Indemnified Parties under this Article VII shall survive the distribution, sale or other transfer by any Party of any Assets or the delegation or assignment by it of any Liabilities.

7.11. Shared Litigation Liabilities. Notwithstanding anything to the contrary contained in this Agreement:

(a) In order to facilitate the defense of any Shared Litigation Liability, the Parties agree that (i) the Parties shall cooperate in the defense of any Shared Litigation Liability; (ii) each Party shall be responsible for the costs of its own in-house counsel and other internal personnel in the defense of any Shared Litigation Liability; (iii) IAC shall be entitled to control the defense and/or settlement of any Shared Litigation Liability, although Expedia shall be entitled to observe with counsel of its own selection and at its own expense; provided, however, that after the Effective Time IAC shall not settle all or any portion of any Shared Litigation Liability unless any remaining Liability of Expedia and its Affiliates and their respective current and former officers and directors relating to the Shared Litigation Liability will be fully released as a result of such settlement.

(b) The Parties agree to act in good faith and to use their reasonable best efforts to preserve and maximize the insurance benefits due to be provided under all policies of insurance and to cooperate with one another as necessary to permit each other to access or obtain the benefits under those policies; provided, however, that nothing hereunder shall be construed to prevent any party or any other Person from asserting claims for insurance benefits or accepting insurance benefits provided by the policies. The Parties agree to exchange information upon reasonable request of the other Party regarding requests that they have made for insurance benefits, notices of claims, occurrences and circumstances that they have submitted to the insurance companies or other entities managing the policies, responses they have received from those insurance companies or entities, including any payments they have received from the insurance companies and any agreements by the insurance companies to make payments, and any other information that the Parties may need to determine the status of the insurance policies and the continued availability of benefits thereunder.

(c) If any Party receives notice or otherwise learns of the assertion by any person or entity (including a Governmental Authority) of a Shared Litigation Liability, that Party shall give the other Party written notice of such Shared Litigation Liability, providing notice of such Shared Litigation Liability in reasonable detail. The failure to give notice under this subsection shall not relieve any Party of its Liability for any Shared Litigation Liability except to the extent the Party is actually prejudiced by the failure to give such notice. IAC and Expedia shall be deemed to be on notice of any Shared Litigation Liability pending prior to the Effective Time.

ARTICLE VIII

INSURANCE

8.01. Insurance Matters. (a) Expedia does hereby, for itself and each other member of Expedia Group, agree that no member of IAC Group or any IAC Indemnified Party shall have any liability whatsoever as a result of the insurance policies and practices of IAC and its Affiliates as in effect at any time prior to the Effective Time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(b) IAC agrees to use its reasonable best efforts to cause the interest and rights of Expedia and the other members of Expedia Group as of the Effective Time as insureds or beneficiaries or in any other capacity under occurrence-based insurance policies and programs (and under claims-made policies and programs to the extent a claim has been submitted prior to the Effective Time) of IAC or any other member of IAC Group in respect of periods prior to the Effective Time to survive the Effective Time for the period for which such interests and rights would have survived without regard to the transactions contemplated hereby to the extent permitted by such policies, and IAC shall continue to administer such policies and programs on behalf of Expedia and the other members of Expedia Group, subject to Expedia’s reimbursement to IAC and the other relevant members of IAC Group for the actual out-of-pocket costs of such ongoing administration and the internal costs (based on the proportion of the amount of time actually spent on such matter to such employee’s normal working time) of any employee or agent of IAC of any other relevant member of IAC Group who will be required to spend at least ten percent of his or her normal working time over any ten (10) Business Days working with respect to any such matter. Any proceeds received by IAC or any other member of IAC Group after the Effective Time under such policies and programs in respect of Expedia and the other members of Expedia Group shall be for the benefit of Expedia and the other members of Expedia Group.

(c) This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of IAC Group in respect of any insurance policy or any other contract or policy of insurance.

(d) Nothing in this Agreement shall be deemed to restrict any member of Expedia Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

ARTICLE IX

EXCHANGE OF INFORMATION; CONFIDENTIALITY

9.01. Agreement for Exchange of Information; Archives. (a) Without limiting any rights or obligations under any Ancillary Agreement between the Parties and/or any other member of their respective Groups relating to confidentiality, each of IAC and Expedia agrees to provide, and to cause its Representatives, its Group members and its respective Group members’ Representatives to provide, to the other Group and any member thereof (a “Requesting Party”), at any time before, on or after the Effective Date, subject to the provisions of Section 9.04 and as soon as reasonably practicable after written request therefor, any Information within the possession or under the control of such Party or one of such Persons which the Requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the Requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the Requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or similar requirements of the Requesting Party, in each case other than claims or allegations that one Party to this Agreement or any of its Group members has or brings against the other Party or any of its Group members, or (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Applicable Law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. More particularly, and without limitation to the generality of the foregoing sentence, the Parties agree that the provisions of the Tax Sharing Agreement shall govern with respect to the sharing of Information relating to Tax.

(b) After the Effective Time, Expedia and the other members of Expedia Group shall have access during regular business hours (as in effect from time to time), and upon reasonable advance notice, to the documents and objects of historic significance that relate to the Separated Businesses, the Separated Assets or the Separated Entities and that are located in archives retained or maintained by IAC or any other member of IAC Group. Expedia and the other members of Expedia Group may obtain copies (but not originals) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that Expedia shall cause any such objects to be returned promptly, at Expedia’s expense, in the same condition in which they were delivered to Expedia or any other member of Expedia Group and Expedia and the other members of Expedia Group shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to IAC or such other member of IAC Group. In any event, the foregoing shall not be deemed to restrict the access of IAC or any other member of IAC Group to any such documents or objects. Nothing herein shall be deemed to impose any Liability on IAC or any other member of IAC Group if documents or objects referred to in this Section 9.01 are not maintained or preserved by IAC or any other member of IAC Group. Alternatively, IAC, acting reasonably, may request from Expedia and any other member of Expedia Group that they provide it, with reasonable advance notice, with a list of the requested Information that relates to the Separated Businesses, the Separated Assets or the Separated Entities and IAC shall use, and shall cause the other members of IAC Group who are in possession of the Information requested to use, commercially reasonable efforts to locate all requested Information that is owned or possessed by IAC or any of its Group members or Representatives. IAC will make available all such Information for inspection by Expedia or any other relevant member of Expedia Group during normal business hours at the place of business reasonably designated by IAC. Subject to such confidentiality or security obligations as IAC or the other relevant members of its Group may reasonably deem necessary, Expedia and the other relevant members of Expedia Group may have all requested Information duplicated. Alternatively, IAC or the other relevant members of IAC Group may choose to deliver to Expedia, at Expedia’s expense, all requested Information in the form reasonably requested by Expedia or any other member of Expedia Group. At IAC’s request, Expedia shall cause such Information when no longer needed to be returned to IAC at Expedia’s expense.

9.02. Ownership of Information. Any Information owned by a Party or any of its Group members and that is provided to a Requesting Party pursuant to Section 9.01 shall be deemed to remain the property of the providing party. Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

9.03. Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the Requesting Party. Except as may be otherwise specifically provided elsewhere in this Agreement, in the Ancillary Agreements, or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

9.04. Record Retention. To facilitate the possible exchange of Information pursuant to this Article IX and other provisions of this Agreement after the Effective Time, the Parties agree to use commercially reasonable efforts to retain, and to cause the members of their respective Group to retain, all Information in their respective possession or control on the Effective Date in accordance with the policies of IAC Group as in effect on the Effective Date or such other policies as may be reasonably adopted by the appropriate Party after the Effective Date. No Party will destroy, or permit any member of its Group to destroy, any Information which the other Party or any member of its Group may have the right to obtain pursuant to this Agreement prior to the fifth (5th) anniversary of the Effective Date without first using commercially reasonable efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such Information prior to such destruction.

9.05. Other Agreements Providing for Exchange of Information. The rights and obligations granted or created under this Article IX are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

9.06. Production of Witnesses; Records; Cooperation. (a) After the Effective Time, but only with respect to a Third Party Claim, each Party hereto shall use commercially reasonable efforts to, and shall cause the other relevant members of its Group to use commercially reasonable efforts to, make available to the other Party or any member of the Group to which the other Party belongs, upon written request, its then former and current Representatives (and the former and current Representatives of its respective Group members) as witnesses and any books, records or other documents within its control (or that of its respective Group members) or which it (or its respective Group members) otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such Representatives) or books, records or other documents may reasonably be required in connection with any Action in which the Requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The Requesting Party shall bear all costs and expenses in connection therewith.

(b) If a Party, being entitled to do so under this Agreement, chooses to defend or to seek to settle or compromise any Third Party Claim, the other Party shall use commercially reasonable efforts to make available to such Party, upon written request, its then former and current Representatives and those of its respective Group members as witnesses and any books, records or other documents within its control (or that of its respective Group members) or which it (or its respective Group members) otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such Representatives) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult, and shall cause their respective Group members to cooperate and consult, to the extent reasonably necessary with respect to any Actions (except in the case of an Action by one Party against the other).

(d) The obligation of the Parties to provide witnesses pursuant to this Section 9.06 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other employees without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 9.06(a)).

(e) In connection with any matter contemplated by this Section 9.06, the Parties will enter into, and shall cause all other relevant members of their respective Groups to enter into, a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work-product privileges of any member of any Group.

9.07. Confidentiality. (a) Subject to Section 9.08, each of IAC and Expedia shall hold, and shall cause its respective Group members and its respective Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) and its Representatives to hold, in strict confidence, with at least the same degree of care that applies to IAC’s confidential and proprietary Information pursuant to policies in effect as of the Effective Date, all confidential and proprietary Information concerning the other Group (or any member thereof) that is either in its possession (including Information in its possession prior to the date hereof) or furnished by the other Group (or any member thereof) or by any of its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (any such Information referred to herein as “Confidential Information”), and shall not use, and shall cause its respective Group members, Affiliates and Representatives not to use, any such Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder. Notwithstanding the foregoing, Confidential Information shall not include Information that is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement relating to confidentiality between or among the Parties and/or their respective Group members, their respective Affiliates or Representatives, (ii) lawfully acquired by such Party (or any member of the Group to which such Party belongs or any of such Party’s Affiliates) from a Third Party not bound by a confidentiality obligation, or (iii) independently generated or developed by Persons who do not have access to, or descriptions of, any such confidential or proprietary Information of the other Party (or any member of the Group to which such Party belongs).

(b) Each Party shall maintain, and shall cause its respective Group members to maintain, policies and procedures, and develop such further policies and procedures as will from time to time become necessary or appropriate, to ensure compliance with Section 9.07(a).

(c) Each Party agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information to any other Person, except its Representatives who need to know such Confidential Information (who shall be advised of their obligations hereunder with respect to such Confidential Information), except in compliance with Section 9.08. Without limiting the foregoing, when any Information furnished by the other Party after the Effective Time pursuant to this Agreement or any Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly, after request of the other Party and at the election of the Party receiving such request, return to the other Party all such Information in a printed or otherwise tangible form (including all copies thereof and all notes, extracts or summaries based thereon) and destroy all Information in an electronic or otherwise intangible form and certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon). Notwithstanding the foregoing, the Parties agree that to the extent some Information to be destroyed or returned is retained as data or records for the purpose of business continuity planning or is otherwise not accessible in the Ordinary Course of Business, such data or records shall be destroyed in the Ordinary Course of Business in accordance, if applicable, with the business continuity plan of the applicable Party.

9.08. Protective Arrangements. In the event that any Party or any member of its Group or any Affiliate of such Party or any of their respective Representatives either determines that it is required to disclose any Confidential Information (the “Disclosing Party”) pursuant to Applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the other Party (or any member of the Group to which such Party belongs) (the “Providing Party”), the Disclosing Party shall, to the extent permitted by Applicable Law, promptly notify the other Party prior to the Disclosing Party disclosing or providing such Confidential Information and shall use commercially reasonable efforts to cooperate with the Providing Party so that the Providing Party may seek any reasonable protective arrangements or other appropriate remedy and/or waive compliance with this Section 9.08. All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy will be borne by the Providing Party. Subject to the foregoing, the Disclosing Party may thereafter disclose or provide such Confidential Information to the extent (but only to the extent) required by such Applicable Law (as so advised by legal counsel) or by lawful process or by such Governmental Authority and shall promptly provide the Providing Party with a copy of the Confidential Information so disclosed, in the same form and format as disclosed, together with a list of all Persons to whom such Confidential Information was disclosed.

9.09. Disclosure of Third Party Information. Expedia acknowledges that it and the other members of Expedia Group may have in its or their possession confidential or proprietary Information of Third Parties that was received under confidentiality or non-disclosure agreements with such Third Party while part of IAC Group. Expedia will hold, and will cause the other members of its Group and its and their respective Representatives to hold, in strict confidence the confidential and proprietary Information of Third Parties to which Expedia or any other member of Expedia Group has access, in accordance with the terms of any agreements entered into prior to the Effective Time between one or more members of IAC Group (whether acting through, on behalf of, or in connection with, the Separated Businesses) and such Third Parties.

ARTICLE X

DISPUTE RESOLUTION

10.01. Agreement to Resolve Disputes. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and dispute resolution set forth in this Article X shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any member of IAC Group on the one hand and Expedia Group on the other hand. Each Party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article X shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as otherwise required by Applicable Law.

10.02. Dispute Resolution; Mediation.

(a) Either Party may commence the dispute resolution process of this Section 10.02 by giving the other Party written notice (a “Dispute Notice”) of any controversy, claim or dispute of whatever nature arising out of or relating to this Agreement or the breach, termination, enforceability or validity thereof (a “Dispute”) which has not been resolved in the normal course of business. The Parties shall attempt in good faith to resolve any Dispute by negotiation between executives of each Party hereto (“Senior Party Representatives”) who have authority to settle the Dispute and who are at a higher level of management than the persons who have direct responsibility for the administration of this Agreement. Within 15 days after delivery of the Dispute Notice, the receiving Party shall submit to the other a written response (the “Response”). The Dispute Notice and the Response shall include (i) a statement setting forth the position of the Party giving such notice and a summary of arguments supporting such position and (ii) the name and title of such Party’s Senior Party Representative and any other persons who will accompany the Senior Party Representative at the meeting at which the Parties will attempt to settle the Dispute. Within 30 days after the delivery of the Dispute Notice, the Senior Party Representatives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. The Parties shall cooperate in good faith with respect to any reasonable requests for exchanges of information regarding the Dispute or a Response thereto.

(b) If the Dispute has not been resolved within 60 days after delivery of the Dispute Notice, or if the Parties fail to meet within 30 days after delivery of the Dispute Notice as hereinabove provided, the Parties shall make a good faith attempt to settle the Dispute by mediation pursuant to the provisions of this Section 10.02 before resorting to arbitration contemplated by Section 10.03 or any other dispute resolution procedure that may be agreed by the Parties.

(c) All negotiations, conferences and discussions pursuant to this Section 10.02 shall be confidential and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.

(d) Unless the Parties agree otherwise, the mediation shall be conducted in accordance with the CPR Institute for Dispute Resolution Model Procedure for Mediation of Business Disputes in effect on the date of this Agreement by a mediator mutually selected by the Parties.

(e) Within 30 days after the mediator has been selected as provided above, both Parties and their respective attorneys shall meet with the mediator for one mediation session of at least four hours, it being agreed that each Party representative attending such mediation session shall be a Senior Party Representative with authority to settle the Dispute. If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either Party may give the other and the mediator a written notice declaring the mediation process at an end.

10.03. Arbitration. If the Dispute has not been resolved by the dispute resolution process described in Section 10.02, the Parties agree that any such Dispute shall be settled by binding arbitration before the American Arbitration Association (“AAA”) in Wilmington, Delaware pursuant to the Commercial Rules of the AAA. Any arbitrator(s) selected to resolve the Dispute shall be bound exclusively by the laws of the State of Delaware without regard to its choice of law rules. Any decisions of award of the arbitrator(s) will be final and binding upon the Parties and may be entered as a judgment by the Parties hereto. Any rights to appeal or review such award by any court or tribunal are hereby waived to the extent permitted by law.

10.04. Costs. The costs of any mediation or arbitration pursuant to this Article X shall be shared equally between the Parties.

10.05. Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute, controversy or claim.

ARTICLE XI

FURTHER ASSURANCES

11.01. Further Assurances. (a) Except as provided in Section 13.1, each Party covenants with and in favor of the other Party as follows:

(i) prior to, on and after the Effective Time, each Party hereto shall, and shall cause the other relevant members of its Group to, cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute, acknowledge and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, assurances or documents, including instruments of conveyance, assignments and transfers, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Authorizations), and to take all such other actions as such Party may reasonably be requested to take by the other Party hereto (or any member of its Group) from time to time, consistent with the terms of this Agreement and the Ancillary

Agreements, in order to give effect to the provisions, obligations and purposes of this Agreement and the Ancillary Agreements and the transfers of the Separated Businesses and of the Separated Assets and the assignment and assumption of the Assumed Liabilities and the other transactions contemplated hereby and thereby; and

(ii) to the extent that IAC or Expedia discovers at any time following the Effective Time any Asset that was intended to be transferred to Expedia or any other member of Expedia Group pursuant to this Agreement was not so transferred at the Effective Time, IAC shall, or shall cause the other relevant members of its Group to promptly, assign and transfer to Expedia or any other member of Expedia Group reasonably designated by Expedia such Asset and all right, title and interest therein in a manner and on the terms consistent with the relevant provisions of this Agreement, including, without limitation, Section 2.13(b). Similarly, to the extent that IAC or Expedia discovers at any time following the Effective Time any Asset that was intended to be retained by IAC or any other member of IAC Group was not so retained at the Effective Time, Expedia shall, or shall cause the other relevant members of its Group to promptly to, assign and transfer to IAC or any other member of IAC Group reasonably designated by IAC such Asset and all right, title and interest therein in a manner and on the terms consistent with the relevant provisions of this Agreement, including, without limitation, Section 2.13(b). For the avoidance of doubt, the transfer of any Assets under this paragraph (a) shall be effected without any additional consideration by either Party hereunder (such deferred transfers being referred to as “Deferred Transactions”).

(b) On or prior to the Effective Time, IAC and Expedia, in their respective capacities as direct and indirect parent companies of the members of their respective Groups, shall each approve or ratify any actions of the members of their respective Groups as may be necessary or desirable to give effect to the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Prior to the Effective Time, if a Party identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arms’ length basis on which the other Party can provide such service.

ARTICLE XII

CERTAIN OTHER MATTERS

12.01. Auditors and Audits; Annual and Quarterly Financial Statements and Accounting. Each Party agrees that during the one hundred and eighty (180) days following the Effective Time and in any event solely with respect to the preparation and audit of each of IAC’s and Expedia’s financial statements for the year ended December 31, 2005, the printing, filing and public dissemination of such financial statements, the audit of IAC’s internal control over financial reporting and management’s assessment thereof and management’s assessment of IAC’s disclosure controls and procedures, in each case made as of December 31, 2005:

(a) Date of Auditors’ Opinion. Expedia shall use commercially reasonable efforts to enable Expedia’s auditors (“Expedia’s Auditors”) to complete their audit such that they will date their opinion on Expedia’s audited annual financial statements on the same date that IAC’s auditors (“IAC’s Auditors”) date their opinion on IAC’s audited annual financial statements, and to enable IAC to meet its timetable for the printing, filing and public dissemination of IAC’s annual financial statements.

(b) Annual Financial Statements. Each Party shall provide to the other Party on a timely basis all Information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “2005 Internal Control Audit And Management Assessments”). Without limiting the generality of the foregoing, Expedia will provide all required financial and other Information with respect to Expedia and its Subsidiaries to Expedia’s Auditors in a sufficient and reasonable time and in sufficient detail to permit Expedia’s Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to IAC’s Auditors with respect to Information to be included or contained in IAC’s annual financial statements and to permit IAC’s Auditors and IAC’s management to complete the 2005 Internal Control Audit and Management Assessments. Similarly, IAC shall provide to Expedia on a timely basis all Information that Expedia reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Expedia’s annual financial statements. Without limiting the generality of the foregoing, IAC will provide all required financial Information with respect to IAC and its Subsidiaries to IAC’s Auditors in a sufficient and reasonable time and in sufficient detail to permit IAC’s Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Expedia’s Auditors with respect to Information to be included or contained in Expedia’s annual financial statements.

(c) Access to Personnel and Books and Records. Expedia shall authorize Expedia’s Auditors to make available to IAC’s Auditors both the personnel who performed or are performing the annual audits of Expedia and work papers related to the annual audits of Expedia, in all cases within a reasonable time prior to Expedia’s Auditors’ opinion date, so that IAC’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Expedia’s Auditors as it relates to IAC’s Auditors’ report on IAC’s financial statements, all within sufficient time to enable IAC to meet its timetable for the printing, filing and public dissemination of IAC’s annual financial statements. Similarly, IAC shall authorize IAC’s Auditors to make available to Expedia’s Auditors both the personnel who performed or are performing the annual audits of IAC and work papers related to the annual audits of IAC, in all cases within a reasonable time prior to IAC’s Auditors’ opinion date, so that Expedia’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of IAC’s Auditors as it relates to Expedia’s Auditors’ report on Expedia’s financial statements, all within sufficient time to enable Expedia to meet its timetable for the printing, filing and public dissemination of Expedia’s annual financial statements. Expedia shall make available to IAC’s Auditors and IAC’s management Expedia’s personnel and Expedia books and records in a reasonable time prior to IAC’s Auditors’ opinion date and IAC’s management’s assessment date so that IAC’s Auditors and IAC’s management are able to perform the procedures they consider necessary to conduct the 2005 Internal Control Audit and Management Assessments.

(d) Expedia Annual Report. Expedia will deliver to IAC a substantially final draft, as soon as the same is prepared, of the first report to be filed with the SEC that includes Expedia’s audited financial statements for the year ended December 31, 2005 (the “Expedia Annual Report”); provided, however, that Expedia may continue to revise such Expedia Annual Report prior to the filing thereof, which changes will be delivered to IAC as soon as reasonably practicable; provided, further, that IAC’s and Expedia’s personnel will actively consult with each other regarding any changes which Expedia may consider making to the Expedia Annual Report and related disclosures prior to the anticipated filing with the SEC, with particular focus on any changes which would have an effect upon IAC’s financial statements or related disclosures.

Nothing in this Section 12.01 shall require either party to violate any agreement with any Third Party regarding the confidentiality of confidential and proprietary Information relating to that Third Party or its business; provided, however, that in the event that a Party is required under this Section 12.01 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party Consent to the disclosure of such Information.

ARTICLE XIII

SOLE DISCRETION OF IAC; TERMINATION

13.01. Sole Discretion of IAC. Notwithstanding any other provision of this Agreement, until the occurrence of the Effective Time, IAC shall have the sole and absolute discretion:

(a) to determine whether to proceed with all or any part of the Separation or the Reclassification, and to determine the timing of and any and all conditions to the completion of the Separation and the Reclassification or any part thereof or of any other transaction contemplated by this Agreement; and

(b) to amend or otherwise change, delete or supplement, from time to time, any term or element of the Separation or the Reclassification or any other transaction contemplated by this Agreement.

13.02. Termination. This Agreement and all Ancillary Agreements may be terminated and the transactions contemplated hereby may be amended, supplemented, modified or abandoned at any time prior to the Effective Date by and in the sole and absolute discretion of IAC without the approval of Expedia or of the stockholders of IAC. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Effective Date, this Agreement may not be terminated except by an agreement in writing signed by the Parties.

ARTICLE XIV

MISCELLANEOUS

14.01. Limitation of Liability. In no event shall any member of IAC Group or Expedia Group be liable to any member of the other Group for any special, consequential, indirect, collateral, incidental or punitive damages or lost profits or failure to realize expected savings or other commercial or economic loss of any kind, however caused and on any theory of liability (including negligence) arising in any way out of this Agreement, whether or not such Person has been advised of the possibility of any such damages; provided, however, that the foregoing limitations shall not limit either Party’s indemnification obligations for Liabilities with respect to Third Party Claims as set forth in Article VII. The provisions of Article X shall be the Parties’ sole recourse for any breach hereof or any breach of the Ancillary Agreements.

14.02. Counterparts. This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties thereto and delivered to the other party or parties.

14.03. Entire Agreement. This Agreement, the Ancillary Agreements, and the Schedules and Exhibits hereto and thereto and the specific agreements contemplated hereby or thereby contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, oral or written, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter. No agreements or understandings exist between the Parties other than those set forth or referred to herein or therein.

14.04. Construction. In this Agreement and each of the Ancillary Agreements, unless a clear contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement or the relevant Ancillary Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) reference to any gender includes each other gender;

(d) reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein or in the relevant Ancillary Agreement;

(e) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f) “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement or to the relevant Ancillary Agreement as a whole and not to any particular article, section or other provision hereof or thereof;

(g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h) the Table of Contents and headings are for convenience of reference only and shall not affect the construction or interpretation hereof or thereof;

(i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;” and

(j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

14.05. Signatures. Each Party acknowledges that it and the other Party (and the other members of their respective Groups) may execute certain of the Ancillary Agreements by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name (or that of the applicable member of its Group) as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

14.06. Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that except as specifically provided in any Ancillary Agreement, no Party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

14.07. Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any IAC Indemnified Party or any Expedia Indemnified Party in their respective capacities as such and for the release under Section 7.01 of any Person provided therein and except as specifically provided in any Ancillary Agreement, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties hereto and thereto and their respective successors and permitted assigns and are not intended to confer upon any Person, except the parties hereto and thereto and their respective successors and permitted assigns, any rights or remedies hereunder and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement; and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

14.08. Payment Terms. (a) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by one Party to the other under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

14.09. Governing Law. Except as set forth in Article X, this Agreement and each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

14.10. Notices. All notices or other communications under this Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be in writing and shall be deemed to be duly given when delivered in person or successfully transmitted by facsimile, addressed as follows:

If to IAC, to:

IAC/InterActiveCorp

152 West 57th Street

New York, NY 10019

Attention: General Counsel

Telecopier: (212) 632-9642

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Pamela S. Seymon, Esq.

Telecopier: (212) 403-2000

If to Expedia, to:

Expedia, Inc.

3150 139th Avenue SE

Bellevue, WA 98005

Attention: General Counsel

Telecopier: (425) 679-7251

Any Party may, by notice to the other Party as set forth herein, change the address or fax number to which such notices are to be given.

14.11. Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party hereto or thereto. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

14.12. Publicity. Prior to the Effective Date, IAC shall be responsible for issuing any press releases or otherwise making public statements with respect to this Agreement, the Separation, the Reclassification or any of the other transactions contemplated hereby and thereby, and Expedia shall not make such statements without the prior written consent of IAC. Prior to the Effective Date, IAC and Expedia shall each consult with the other prior to making any filings with any Governmental Authority with respect thereto.

14.13. Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, any covenants, representations or warranties contained in this Agreement and each Ancillary Agreement shall survive the Separation and Reclassification and shall remain in full force and effect.

14.14. Waivers of Default; Conflicts. (a) Waiver by any Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b) Each Party acknowledges that each of the Parties and each member of their respective Group are all currently represented by members of IAC’s legal department and IAC’s outside counsel. Each of IAC (on behalf of itself and every member of its Group), on the one hand, and Expedia (on behalf of itself and every member of its Group), on the other hand, waives any conflict with respect to such common representation that may arise before, at or after the Effective Date.

14.15. Amendments. This Agreement may be amended, supplemented, modified or abandoned at any time prior to the Effective Date by and in the sole and absolute discretion of IAC without the approval of Expedia or of the stockholders of IAC. After the Effective Time, no provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

14.16. Controlling Documents. To the extent that the provisions of the Employee Matters Agreement, Tax Sharing Agreement or Transition Services Agreement conflict with the provisions of this Agreement, the provisions of such other agreement or agreements shall govern.

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IN WITNESS WHEREOF, the Parties have caused this Separation Agreement to be executed by their duly authorized representatives.

IAC/INTERACTIVECORP

By:	/s/ GREGORY R. BLATT
	Name:	Gregory R. Blatt
	Title:	Executive Vice President

EXPEDIA, INC.

By:	/s/ KEENAN M. CONDER
	Name:	Keenan M. Conder
	Title:	Senior Vice President